As filed with the Securities and Exchange Commission on August 24, 2017, 2017
Registration No. __________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

Sphere 3D Corp.
(Exact Name of Registrant as Specified in Its Charter)
___________________

Ontario, Canada	98-1220792
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

240 Matheson Blvd. East
Mississauga, Ontario L4Z 1X1
(Address, Including Zip Code, of Principal Executive Offices)
_____________________________________________________________

Sphere 3D Corp. 2015 Performance Incentive Plan
(Full Title of the Plan)
_____________________________________________________________

Eric L. Kelly
Chief Executive Officer
9112 Spectrum Center Boulevard
San Diego, California 92123
(858) 571-5555
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Warren T. Lazarow, Esq.
Paul Sieben, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
(650) 473-2600
_____________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]
Emerging growth company [ x ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.[ ]

CALCULATION OF REGISTRATION FEE
		Proposed		Proposed
		Maximum		Maximum
Title of	Amount	Offering		Aggregate		Amount Of
Securities	To Be	Price		Offering		Registration
To Be Registered	Registered	Per Share		Price		Fee

Common Shares, no par value per share, issuable pursuant to awards granted under the Sphere 3D Corp. 2015 Performance Incentive Plan	420,300(1) shares	$3.75	(2)	$1,576,125	(2)	$183

(1)

This Registration Statement covers, in addition to the number of common shares, no par value per share (the “Common Shares”) of Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire Common Shares covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Sphere 3D Corp. 2015 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Shares on August 22, 2017 (which is within five business days prior to the date of this filing), as quoted on the Nasdaq Global Select Market.

The Exhibit Index for this Registration Statement is at page 8.

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

__________________________

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)

The Registrant’s Registration Statements on Form S-8, filed with the Commission on June 25, 2015 (Commission File No. 333-205236), November 15, 2016 (Commission File No. 333-214605) and February 24, 2017 (Commission File No. 333-216209);

(b)

The Registrant’s Annual Report on Form 20-F (File No. 001-36532) for its fiscal year ended December 31, 2016, filed with the Commission on March 31, 2017 (the “Form 20-F”), which includes the audited consolidated balance sheets of the Registrant and subsidiaries as of December 31, 2016 and 2015, and the related audited consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2016;

(c)

The description of the Registrant’s common shares contained in its Registration Statement on Form 8-A (File No. 001-36532) filed with the Commission on July 7, 2014 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other amendment or report filed for the purpose of updating such description;

(d)

The consolidated audited balance sheets of Overland Storage, Inc. and subsidiaries as of June 30, 2014 and 2013, and the related audited consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the fiscal years ended June 30, 2014 and 2013; the unaudited pro forma condensed combined financial information of the Registrant, the Overland companies and the Tandberg companies giving effect to the acquisition of the Overland companies and derived from the historical consolidated financial statements and notes thereto of such companies; the description of the terms of the Registrant’s merger with Overland Storage, Inc., together with Annex A; and the description of the rights of the Registrant’s shareholders contained in the Registrant’s Registration Statement on Form F-4 (File No. 333- 197569) filed with the SEC on July 23, 2014, as subsequently amended; and

(e)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2016.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all Reports of Foreign Private Issuer on Form 6-K (or portions thereof) subsequently furnished to the Commission that are identified in such form as being incorporated by reference into this Registration Statement prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that unless otherwise identified, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), the Company may indemnify a director or officer, a former director or officer or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or another entity on condition that (i) the individual acted honestly and in good faith with a view to the Company’s best interests or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual also had reasonable grounds for believing that his or her conduct was lawful. Further, the Company may, with court approval, indemnify an individual described above in respect of an action by or on the Company’s behalf or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Company or another entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills condition (i) above. An individual as described above is entitled as a matter of right to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceedings to which such individual is subject if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done, and has fulfilled conditions (i) and (ii) above.

     In accordance with the Business Corporations Act (Ontario), the Company has agreed to indemnify each of the Company’s directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative action or proceeding in which such individual is involved by reason of his or her association with the Company or another entity if such individual acted honestly and in good faith with a view to the best interests of the Company or such other entity, and such individual had reasonable grounds for believing that his or her conduct was lawful.

The Company maintains a policy of directors’ and officers’ liability insurance, which insures directors and officers for losses as a result of claims against the Company’s directors and officers in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the Company’s bylaws and the Business Corporations Act (Ontario).

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 24, 2017.

SPHERE 3D CORP.

By:	/s/ Eric Kelly
Eric Kelly
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric Kelly and Peter Tassiopoulos, or either one or both of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Kelly	Chairman of the Board and Chief	August 24, 2017
Eric Kelly	Executive Officer
(Principal Executive Officer)

/s/ Kurt Kalbfleisch	Chief Financial Officer	August 24, 2017
Kurt Kalbfleisch	(Principal Financial and Accounting Officer)

/s/ Cheemin Bo-Linn	Director	August 24, 2017
Cheemin Bo-Linn

/s/ Vivekanand Mahadevan	Director	August 24, 2017
Vivekanand Mahadevan

/s/ Duncan McEwan	Director	August 24, 2017
Duncan McEwan

/s/ Peter Tassiopoulos	Director	August 24, 2017
Peter Tassiopoulos

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in the City of San Jose, State of California on August 24, 2017.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Eric Kelly
Eric Kelly
Chairman of the Board and Chief Executive
Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4	Sphere 3D Corp. 2015 Performance Incentive Plan.
5	Opinion of Stikeman Elliot LLP (opinion re legality).
23.1	Consent of Moss Adams LLP (consent of independent registered public accounting firm for Overland Storage).
23.2	Consent of Moss Adams LLP (consent of independent registered public accounting firm for Sphere 3D).
23.3	Consent of Counsel (included in Exhibit 5).
24	Power of Attorney (included in this Registration Statement under “Signatures”).